                            SHARE EXCHANGE AGREEMENT




GRDG Holdings LLC
c/o Three Cities Research, Inc.
650 Madison Avenue
New York, N.Y. 10022

Dear Sirs:

         This is to confirm that I agree to exchange         shares of Garden
Ridge Corporation common stock for interests (referred to as "Units") in GRDG Holdings LLC, at the rate of one Class A Unit for each 100 shares of Garden Ridge common stock.

         I am aware that, after GRDG Holdings acquires shares of Garden Ridge common stock from me and others in exchange for Units, GRDG Holdings expects to make a tender offer, through a wholly owned subsidiary, for the Garden Ridge common stock it does not own, and if that tender offer is successful, to cause the subsidiary to engage in a merger which will result in GRDG Holdings' becoming the sole shareholder of Garden Ridge. I am also aware that the exchange of my Garden Ridge common stock for GRDG Holdings Units will not take place unless, and until shortly before, GRDG Holdings is ready to begin the tender offer. I will deliver the certificates representing my Garden Ridge common stock in proper form for transfer, and will sign a copy of the GRDG Holdings Limited Liability Company Agreement (of which I have received a copy), whenever I am requested to do so, but only if that is not more than five days before GRDG Holdings begins its tender offer or otherwise signs an agreement to acquire Garden Ridge. If, after my Garden Ridge common stock is exchanged for GRDG Holdings Units, GRDG Holdings decides not to make a tender offer for Garden Ridge common stock (or otherwise acquire Garden Ridge) or GRDG Holdings does not accept the shares which are tendered in response to the tender offer, GRDG Holdings will return to me the Garden Ridge shares which I have exchanged for GRDG Holdings Units.

         I represent and warrant to GRDG Holdings that (a) I own the Garden Ridge common stock which I will be exchanging for Units as described above, and I have the right to exchange that Garden Ridge common stock for Units without needing further authorization from anybody or any governmental entity, and (b) neither my executing this Agreement nor my completing the transactions which are the subject of this Agreement will violate any agreement to which I am a party, any law, any rule or regulation of a governmental agency, or any order of a court or governmental agency which is applicable to me.

         By signing this Agreement, GRDG Holdings will be representing and warranting to me that (a) GRDG Holdings has been properly formed as a limited liability company under Delaware law, (b) the only ownership interests in GRDG Holdings are Units of the type I will be receiving, (c) GRDG Holdings has the power, and has been authorized, to issue Units to me in exchange for Garden Ridge common stock as contemplated by this Agreement, and (d) neither GRDG Holdings' executing this Agreement nor its completing the transactions which are the subject of this Agreement will violate any agreement to which GRDG Holdings is a party, any law, any rule or regulation of a governmental agency, or any order of a court or governmental agency which is applicable to GRDG Holdings.

         I am aware that the Units which will be issued to me will not be registered under the Securities Act of 1933, as amended. In order to enable GRDG Holdings to issue those Units to me without registration under the Securities Act, I represent that I will be acquiring those Units for investment and not represent with a view to distributing them. I am aware that the certificates representing the Units will bear a legend regarding the fact that the Units were not registered under the Securities Act and the resulting restrictions on transfers of those Units. I am also aware that (a) because the Units which will be issued to

-----
* The words "I", "my" and similar words refer to the person who signs this Agreement, even if that person is not an individual.

me will not be registered under the Securities Act, there are very significant limitations on my ability to re-sell them and (b) GRDG Holdings' Limited Liability Company Agreement imposes restrictions on my sale or transfer of Units and has other provisions which will affect my ownership of Units.

I understand that, when this Agreement is signed by GRDG Holdings, I will be legally bound by it.


Date: November      , 1999
                                          Very truly yours,

                                          --------------------------------------
                                          Signature

                                          --------------------------------------
                                          Name (Print)

                                          --------------------------------------
                                          Social Security No.

                                          --------------------------------------
                                          Address

                                          --------------------------------------

Accepted and Agreed To:

GRDG HOLDINGS LLC


By:
   --------------------------------